PROSPECTUS and	PRICING SUPPLEMENT NO. 1
PROSPECTUS SUPPLEMENT, each	Dated June 9, 2014
Dated April 17, 2014	Registration Statement No. 333-195332
Filed Pursuant to Rule 424(b)(2)

U.S. $24,000,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$750,000,000 Floating-Rate Senior Notes Due April 12, 2016

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

The dollar amount above reflects the amount of Medium-Term Notes, Series F remaining prior to this issuance, representing the $27,000,000,000 initial program amount reduced by $3,000,000,000 designated for issuance pursuant to the Issuer’s InterNotes® program described in the prospectus supplement for such program filed with Registration Statement No. 333-195332.

CUSIP / ISIN:	24422ESM2 / US24422ESM20

Date of Issue:	June 12, 2014

Maturity Date:	April 12, 2016

Principal Amount:	$750,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3 Month

Spread:	LIBOR + 10 bps

Initial Interest Determination Date:	June 10, 2014

Initial Interest Rate:	The interest rate in effect for the initial interest period is based on an interpolated rate between 3-Month USD LIBOR and 6-Month USD LIBOR + 10 bps.

Day Count Convention:	Actual/360, Adjusted

Interest Reset Dates:	Quarterly on the 12th (or next business day), of January, April, July, and October, commencing October 12, 2014.

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Date

Interest Payment Dates:	Quarterly on the 12th (or next business day), of January, April, July, and October, commencing October 12, 2014 (long first coupon).

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Price to Public:	100.000% plus accrued interest from June 12, 2014

Plan of Distribution:

Name	Principal Amount Of Notes
Barclays Capital Inc.	$168,750,000
Citigroup Global Markets Inc.	168,750,000
HSBC Securities (USA) Inc.	168,750,000
Mitsubishi UFJ Securities (USA), Inc.	168,750,000
BNP Paribas Securities Corp.	25,000,000
RBC Capital Markets, LLC	25,000,000
The Williams Capital Group, L.P.	25,000,000
Total	$750,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.900% plus accrued interest from June 12, 2014 if settlement occurs after that date.